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EXHIBIT 99.1


                                 PRESS RELEASE
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Synagro Technologies, Inc.                             For immediate release:
16000 Stuebner Airline Road, Suite 420                 December 13, 1996
Spring, Texas 77379                                    Contact: Daniel L. Shook
281/370-6700                                           281/370-6700


                      SYNAGRO TECHNOLOGIES, INC. ANNOUNCES
                                  NEGOTIATIONS


        Spring, TX December 13, 1996--Synagro Technologies, Inc. (NASDAQ Small
Cap: SYGR)

        Synagro Technologies, Inc. said today it has begun talks with US Liquids Inc. about a possible business combination in which Synagro would acquire US Liquids in exchange for Synagro common stock. US Liquids is a recently formed, privately held company which itself has just completed a management led buyout of the nonhazardous oilfield waste unit of Sanifill, Inc., now a subsidiary of USA Waste, Inc.

        According to a Synagro spokesman, no agreement has been reached with US Liquids. The transaction being discussed would call for US Liquids to be merged with a Synagro subsidiary, with US Liquids shareholders to receive in the merger an undetermined number of Synagro common shares.

        Synagro cautioned that any agreement reached with US Liquids would be subject to approval by Synagro's board, which is scheduled to meet on December
18. Synagro said that if a transaction materializes, it would not require approval by Synagro's shareholders, and that no governmental approvals or waiting periods would be applicable. Therefore, any agreement reached with US Liquids and approved by the Synagro board could be consummated quickly.

        Synagro did not release revenue or earnings information for US Liquids. Synagro said only that any acquisition of US Liquids would be a highly significant transaction for Synagro and could be expected to increase substantially the number of outstanding Synagro shares.

        On December 2, US Liquids signed an agreement with Sanifill to acquire the assets of Sanifill's Campbell Wells division, which operates five landfarms in Louisiana and Texas for the treatment of oilfield waste. Terms of that transaction, which has now been concluded, were not disclosed. W. Gregory Orr, who headed the Campbell Wells operation for Sanifill, is the president and a principal shareholder of US Liquids.

        Synagro Technologies, Inc. engages in the business of management of organic liquids and residuals through beneficial reuse. The Company offers a variety of services with respect to this business, including the transportation, treatment, monitoring and land application of these treated materials. The Company operates in the following states: Texas, California, Arizona, Arkansas, Missouri, Mississippi, Louisiana, Georgia, Oklahoma, Washington D.C., Virginia, Maryland and Tennessee.